Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-85330, 333-91554, 333-105292, 333-88527, 333- 88529 and 333-56468 on Forms S-8 and Nos. 333-46718, 333-54538, 333-113478 and 333-118677 on Forms S-3 of our report dated March 9, 2005 relating to the consolidated financial statements of East West Bancorp, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill) and our report dated March 9, 2005 relating to management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of East West Bancorp, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 10, 2005